UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2016

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 2, 2016.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  failing to maintain and protect our brand, independence, and reputation;

•                  failing to differentiate our products and continuously create innovative, proprietary research tools;

•                  failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                  liability related to our storage of personal information related to individuals as well as portfolio and account-level information;

•                  compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•                  downturns in the financial sector, global financial markets, and global economy, including the effect of market volatility on revenue from asset-based fees;

•                  the effect of changes in industry-wide issuance volume for commercial mortgage-backed securities;

•                  a prolonged outage of our database, technology-based products and services, or network facilities;

•                  challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and

•                  trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles.

Investor Questions and Answers

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through October 5, 2016. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

CEO Transition Announcement

1.             Recently it was announced that Joe Mansueto is stepping down as CEO, with Kunal Kapoor taking over. Can we expect any changes in strategy or capital allocation (even at the margin) as a result of this CEO change? What changes in company strategy, if any, might there be under Mr. Kapoor?

On September 6, we announced that Kunal Kapoor, who currently serves as president, will be taking over as chief executive officer effective January 1, 2017. Our company founder, Joe Mansueto, will become executive chairman on the same date and will continue to serve as chairman of the board.

We’re committed to our strategy, which is driven by our mission to create great products that help investors reach their financial goals. Our strategy includes three key objectives: produce the most effective investment data, research, and ratings to help investors reach their financial goals; develop Morningstar Direct as our flagship decision support platform; and build world-class investment management solutions based on our proprietary research.

However, we regularly evaluate our strategy to ensure that we’re properly aligning our investments with the opportunities we see. In particular, we see many opportunities with our core data assets and capabilities (including fixed income, derivatives, and multi-asset portfolio analytics) and expect that to become more strategically important over time.

2.             What is Mr. Mansueto’s plan for his Morningstar share ownership now that he will step down as CEO?

Joe owned approximately 56% of Morningstar’s outstanding shares as of September 30. He expects to remain a large shareholder and has no plans to sell any of his shares in Morningstar.

3.             Who will replace Mr. Kapoor as President?

We do not plan to hire a replacement for Kunal in his current role as president, but we’re in the process of interviewing internal candidates to take over some of his current responsibilities as head of global products and solutions.

Morningstar Investment Management

4.             For the last two quarters, Morningstar Investment Management has experienced middle single-digit percentage declines in AUM and smaller, but not insignificant, declines in revenues. While the Managed Portfolios sub-segment has grown through that time, consistent with the fact that it’s one of your five growth initiatives, the other sub-segments are much larger than the Managed Portfolios portion for the moment. As a result, their strength or weakness is likely to be the larger determinant of the segment’s strength or weakness. Can you please explain what has happened to these sub-segments in the first half of 2016 that has caused their AUM growth to trail general market performance, and what might cause this weakness to subside?

Morningstar Investment Management is a product group that consists of four main services:

•                  Morningstar Managed Portfolios, our outsourced investment management service for financial advisors and their clients;

•                  Institutional Asset Management, our investment advisory service for institutional clients;

•                  Asset Allocation Services, our asset class and portfolio construction recommendations for institutional clients; and

•                  Manager Selection Services, investment manager recommendations delivered as select lists.

As of June 30, 2016, Institutional Asset Management made up approximately two-thirds of our total assets under management and advisement within Morningstar Investment Management, and Morningstar Managed Portfolios made up another 30% of the total. As of the end of the second quarter, assets under management and advisement for Institutional Asset Management were down about 8% compared with the same date in 2015, mainly because of client losses in this area. We attribute these losses to the fee compression and earnings pressure asset management firms have been under, which has caused many of them to take investment management work in-house in an attempt to reduce costs. We believe this will be an ongoing trend, but are working proactively with our clients to help them better appreciate the value of our services and partner with them to try to reduce costs in other areas. In addition, we see a larger business opportunity for Morningstar Managed Portfolios going forward, so we’re investing more heavily to support growth in that area of the business.

Morningstar Data

5.             Can you explain who the primary users of Morningstar Data are, and how that data is accessed? Additionally, please confirm what types of investment vehicles this data covers (funds, ETFs, SMAs, etc.)?

About three-fourths of our revenue base for Morningstar Data is for managed products data, including mutual funds, exchange-traded funds, separate accounts, and other vehicles. The main users for this data are individuals working within the sales and marketing function at asset management firms, but we also sell this data to broker-dealers who license it for their affiliated advisors as well as redistributors, including exchanges and media outlets. Most of the remaining revenue for Morningstar Data is split between equity and real-time data, which is mainly purchased by redistributors and broker-dealers.

We provide access to Morningstar Data mainly through password-protected websites and customized data feeds. We’re also continuing to invest in application programming interfaces (APIs), which help clients get fast, flexible access to large groups of data files.

We provide data on a wide range of investment vehicles, as shown in the table below.

Managed Products (U.S.)	Managed Products (Global)	Equity Data	Market Data
Closed-end funds	F-classes	Global equity fundamentals	Real-time pricing data
Collective investment trusts	Guaranteed funds	Global end-of-day pricing and performance	Global exchange data
Custom investments	Investment trusts	Mutual fund, insider, and institutional ownership	Indexes
Exchange-traded funds	Life funds	Security reference	Foreign exchange
Funds of funds	OEICs	Proprietary industry statistics and categorization	Money markets
Hedge funds	Offshore funds	Asset classification	Precious metals
Money market funds	Pension funds	Company profiles	News
Open-end funds	Pooled funds		Corporate actions and dividends
Pension/insurance products	Segregated funds		Meta data and analytics
Separate accounts	SICAVs
Variable annuities/life subaccounts and underlying funds	Superannuation
529 college savings plans	Unit trusts

Capital Allocation

6.             Please describe your capital allocation policy, including ranking internal investment, M&A, payment of dividends, stock repurchase activity and/or debt repayment. Additionally, if applicable, please enumerate any targets or guidelines you have for each of these buckets, such as a target dividend payout ratio, etc. On a related note, can you shed any light on your criteria for M&A activity and expectations of areas where you’re most likely to look for opportunities?

In a broad sense, we look at deploying our capital in a couple of ways: investing it back into the business to drive organic expansion and fund acquisitions; or returning it to shareholders in the form of dividends and share repurchases. We make all of these decisions in consultation with our board of directors, which is responsible for capital allocation in its role of representing shareholders’ interests. In general, we would rank our priorities as follows, although the order may shift based on the relative attractiveness of a given area at the time:

•                  Internal investment/organic expansion

•                  Stock repurchases

•                  Payment of dividends

•                  Debt repayment

•                  M&A

For dividends, we don’t target a specific payout ratio, but we do evaluate payout ratios for companies in our peer group and try to keep our payout ratio in a similar range.

For stock repurchases, we would expect to be more active if our stock price experienced a significant decline. When looking at potential returns from stock repurchases, we use a standard cost of capital framework that compares the expected rate of return from stock repurchases to returns available from other investment alternatives.

Similarly, we take an opportunistic approach to acquisitions and may or may not make any acquisitions in a given year. We evaluate acquisitions on a case-by-case basis, and consider making acquisitions if they support our growth strategies. We evaluate the returns of any potential acquisition relative to expected returns for the other uses of capital listed above, again working in close consultation with our board of directors.

In reviewing potential acquisitions, we focus on transactions that:

•                  Offer a good strategic fit with our mission of creating great products that help investors reach their financial goals;

•                  Help us build our investment databases, research capabilities, technical expertise, or customer groups faster or more cost effectively than we could if we built them ourselves; and

•                  Offer a good cultural fit with our entrepreneurial spirit and brand leadership.

Capital Structure

7.             You currently have $75 million in short-term debt, no long-term debt and considerable cash on your balance sheet. Given the stability of your revenue and earnings streams, some investors might argue that you are under-levered. As the $75 million comes due, can you describe your plan for rolling it forward or paying it down, as well as your optimal capital structure over time?

As your question suggests, we typically have not had large amounts of outstanding short- or long-term debt. Depending on our other financing needs, we would expect to pay off the short-term debt currently on our balance sheet over the next couple of years. We generally take a conservative approach to managing our balance sheet and don’t mind holding larger cash balances to give us the flexibility to respond to opportunities in the market. We would also consider taking on additional debt if we found a compelling investment opportunity, so there may be times when we have a higher debt balance than we do currently.

Industry-Wide Shift toward Passive Investment Management

8.             In general, can you explain how the on-going shift from Active to Passive affects each of your major business lines?

Investors have increasingly favored passively managed and lower-cost investment vehicles over the past 15 years, and this trend has continued gaining strength over the past few years. Passively managed vehicles (both mutual funds and ETFs) now make up more than one-third of all invested assets globally. New inflows have been even more heavily skewed toward passive vehicles. For the trailing 12 months ending June 30, 2016, actively managed funds had net outflows of more than $300 billion, while passively managed vehicles had net inflows of nearly $375 billion.

While this trend is positive for investors in many respects, it presents some challenges for the investment management industry. Many of our clients have been under pressure to reduce costs and consolidate vendors.

For Morningstar, the trend to passive is probably a net negative for most of our business lines. In the past, we’ve been best-known for our data and research on actively managed equity funds. As more assets shift toward the passive side, there may be less of a perceived need for research and data. As mentioned above, fee compression is another secular trend that has put pressure on many of our clients, including asset management firms and financial advisors.

Given the strength of this trend, we’re actively working to diversify our business and develop other product offerings that can benefit from an increasingly passive investment landscape, such as our new Morningstar Risk Model, multi-asset portfolio analytics, asset allocation solutions, workplace and retirement offerings, and Morningstar Indexes. As detailed in our response to question #9 below, we also see many opportunities to provide financial advisors and asset managers with solutions to help them adapt to the changing regulatory landscape.

Department of Labor Fiduciary Rule

9.             With the “DOL Rule” set to take effect next April, can you please offer some perspective on what you expect its impact will be as we move forward? Specifically, can you give examples of the Morningstar offerings that are expected to be negatively impacted vs. any that might be positively impacted over time?

In April 2016, the U.S. Department of Labor (DOL) published a final version of a new fiduciary standard that will expand the definition of a fiduciary for certain financial advisors who provide advice related to retirement planning. We believe this conflict-of-interest, or fiduciary standard, rule may have far-reaching effects on the financial results and business models of investment product manufacturers and wealth management firms. Based on our proprietary estimates, we believe that the rule will affect around $3 trillion of client assets and $19 billion of revenue at full-service wealth management firms.

More broadly, we believe the fiduciary rule will further strengthen several ongoing industry trends, including:

•                  A further move toward passive, low-cost, and predictability vs. higher risk, cost, and variable performance;

•                  An emphasis on a fund’s role in a portfolio, in addition to its individual results;

•                  Changes to share class structures, industry profitability, and some players exiting the industry;

•                  An accelerated change to fee-based planning from product-based commission relationships;

•                  A stronger emphasis on the value of financial planning, product type, and investor goals;

•                  A greater demand for investment research to help advisors create investment profiles for their clients, select investments for them, and make plans to meet their goals;

•                  Increased competition among retirement plan providers, and between providers and other options, particularly individual retirement accounts;

•                  Higher fiduciary standards, particularly around investment and plan costs; and

•                  Additional regulatory scrutiny of advisor incentives and practices.

We believe Morningstar is well-positioned to help financial advisors and asset management firms meet these new fiduciary requirements. We have already had many meetings and calls with potential clients who are interested in the solutions we can provide related to the DOL rule.

The main business opportunities we see are related to retirement plan participant fiduciary solutions, advisor software (including proposal generation tools), outsourced investment management, and investment research/ratings solutions to help structure brokerage firms’ product lineups, as well as various combinations of these services. At the same time, though, there are likely to be challenges as the asset management industry consolidates in response to the new regulatory landscape.

Pricing Power

10.      Please address your strategy with regard to pricing each of your services, and how much pricing power you believe you have in each of your major segments.

We have many different products and services and generally price them based on one of three different models:

•                  Licenses and subscriptions, for products and services that are sold over a specified contract period;

•                  Asset-based fees, for the majority of our investment management services; and

•                  One-time fees, which mainly apply to our new-issue credit ratings business and Internet advertising sales.

Our strategy is generally to keep pricing relatively simple and straightforward for our clients. For Morningstar Direct, for example, we have a simple pricing model where we charge an annual fee of $17,000 for the first user, $10,500 for the second user, and $9,000 for each additional user. We also continuously enhance our products and services and make modest fee increases every couple of years to reflect this enhanced value.

Industry-wide, we believe pricing pressure will continue to increase. Many of our clients are under pressure to reduce costs and are seeking to consolidate vendors and reduce pricing whenever possible. Because of this trend, we believe our pricing power is modest overall, although it varies by customer group. Our pricing power is probably strongest with advisors because of our strong market position in this area, as well as the fact that our products are priced lower than those of our competitors on a per-advisor basis.

Operating Margin

11.      Operating margins have declined on a year-over-year basis in recent quarters, as revenue growth has decelerated to 1%/-2% in the past two quarters, while headcount is growing at a 7-9% clip. Can investors expect MORN to continue to grow headcount at a faster pace than revenues?

In general, we try to increase our operating expense at a lower rate than revenue growth. From time to time, though, we may increase our operating expense at a faster rate if revenue growth is lower than expected or if we want to make investments to drive long-term growth. The higher rate of headcount growth in the past two quarter reflects a little of both. While revenue growth has been relatively flat, we continued investing in our employee base because we believe these investments will help support some of our strategic initiatives and eventually lead to higher shareholder value. Over the trailing 12 months through June 30, 2016, our net headcount increased by about 330 employees, or 9%. Some of the key areas we’ve been hiring include technology, product management, client support, and data manufacturing. In all of these areas, approximately half of the new hires were made in our development centers in Shenzhen, China and Mumbai, India.

12.      Given recent deceleration in revenue growth, does MORN have any plans to reduce costs?

We do not currently have any major cost reduction efforts underway, but we’re looking carefully at all of our planned operating expenses for 2017 and beyond. It’s also worth noting that our bonus plan provides a partial hedge against weaker performance because we reduce the operating expense for the bonus plan if actual revenue is lower than our expectations.

13.      What are your long-term operating margin goals? Revenues have increased from $550 million in 2010 to nearly $800 million last year, but operating margins are trending around 22% - similar to where they were in 2009? I would have expected margins to improve as the higher base of revenues allows for leverage of fixed costs?

While we don’t have a specific target for our long-term operating margin, we would generally look to other companies in our peer group—adjusted to account for differences in business mix—as a reasonable benchmark. We’re also focusing on driving execution so that we can better leverage the benefits inherent in our business model. The trend you mentioned in our operating margin mainly reflects the fact that we have been making heavy investments to rebuild three of our major software platforms (Morningstar Direct, Morningstar Retirement Manager, and Morningstar.com) and have been hiring relatively aggressively to support our key strategic initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 7, 2016	By:	/s/ Stéphane Biehler
Stéphane Biehler
Chief Financial Officer